FIRST AMENDMENT
                                    TO LEASE

                          Regency Park Assisted Living



     This First Amendment (this "First Amendment") to the Lease Agreement (the "Lease") between Regent Assisted Living, Inc. ("Tenant") and Regency Park Apartments Limited Partnership ("Landlord"), dated December 31, 1995, is effective as of December 12, 1996.

                                    Recitals

     A. Tenant proposes to obtain financing for its business through a sale of preferred stock ("Preferred Stock") to Prudential Equity Investors III, L.P., a Delaware corporation ("Prudential") pursuant to the Preferred Stock and Warrant Purchase Agreement dated December 12, 1996 between Tenant and Prudential (the "Purchase Agreement").

     B. To facilitate the sale of Preferred Stock, Tenant and Landlord wish to modify the terms of the Lease to defer a portion of lease payments in the event Tenant is in default on certain of its monetary obligations, and to subordinate such deferred payments to the Preferred Stock in certain circumstances, in accordance with the provisions set forth in this First Amendment.

                                   Agreement
                                   ---------

     Tenant and Landlord hereby agree as follows:

     1. Deferral of Lease Payments. If Tenant is (a) in monetary default with respect to (i) any of its leases of assisted living facilities, or (ii) any Indebtedness of Tenant having a principal amount in excess of $500,000, or (b) fails to pay on any Dividend Payment Date (as defined in Tenant's Restated Articles of Incorporation, as amended) the full amount of dividends then accrued on the Preferred Stock (a "Subordination Event"), then the monthly lease payments under the Lease will, thereafter and until all Subordination Events have been cured, be reduced to equal the monthly principal and interest payments on the loans held by Landlord to finance the facility subject to the Lease plus reserves for taxes, insurance and replacement and repairs as then in existence or as required from time-to-time by the lender. The difference between lease payments due pursuant to the Lease and any reduced lease payments made pursuant to the preceding sentence will accrue as "Deferred Rent" until all such Subordination Events have been cured, with interest accruing on such Deferred Rent at a per annum rate of the greater of (i) twelve percent, or (ii) the prime rate announced from time to time by U.S. Bank of Oregon plus 300 basis points.
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     2. Subordination of Deferred Rent. In connection with any liquidation, winding up, dissolution or reorganization of Tenant (whether or not in any bankruptcy, insolvency, reorganization, receivership or other proceeding) or any other transaction determined to be treated as a liquidation by the holders of the Preferred Stock pursuant to the provisions of Article II.D, Section 2 of Tenant's of Tenant's Restated Articles of Incorporation, as amended (a "Liquidation"), the rights of Landlord to receive the Deferred Rent (including accrued interest thereon) shall be subordinated to the rights of the holders of the Preferred Stock to receive the Liquidation Value (as defined in Tenant's Restated Articles of Amendment, as amended) of the Preferred Stock plus all accrued and unpaid dividends thereon upon such Liquidation. If in connection with any Liquidation Landlord receives any portion of the Deferred Rent (including any accrued interest thereon) prior to the holders of the Preferred Stock receiving the aggregate Liquidation Value and accrued dividends with respect to the Preferred Stock, Landlord shall receive such payments in trust for the benefit of the holders of the Preferred Stock and shall promptly pay over such amounts to the holders of the Preferred Stock (pro rata among such holders based upon the number of shares held) until the holders of the Preferred Stock have received an amount equal to the aggregate Liquidation Value plus all accrued dividends thereon.

     3. Expiration. This First Amendment shall terminate upon the first to occur of (a) there shall be no shares of Preferred Stock outstanding (except to the extent the provisions of paragraph 2 above are in effect with respect to any sale, merger or liquidation of Tenant), or (b) there shall be no Subordination Event that is continuing and Tenant's financial statements delivered pursuant to the Purchase Agreement show positive EBITDA for two consecutive fiscal quarters after Tenant has opened 1,000 additional units after the date of this First Amendment as determined in accordance with Article II.D, Section 4K of Tenant's Restated Articles of Incorporation, as amended.

     4. Third Party Beneficiary. Tenant and Landlord acknowledge and agree that Prudential and the holders of the Preferred Stock are third party beneficiaries of this First Amendment and that no term of this First Amendment may be amended or waived without the prior written consent of the holders of a majority of the outstanding shares of Preferred Stock and that the holders of outstanding shares of Preferred Stock shall be entitled to enforce the provisions of this First Amendment at law or in equity.

     5. Definitions. For the Purposes of this First Amendment:

          "EBITDA" means Tenant's net income for any period, plus the amount of interest expense, income taxes, depreciation and amortization deducted in determining such net income, all determined on a consolidated basis in accordance with generally accepted accounting principles.

          "Indebtedness" means indebtedness for borrowed money, indebtedness evidenced by a note or other instrument, indebtedness for the deferred purchase price of
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property or services (other than trade payables in the ordinary course of business), obligations under capitalized leases and indebtedness secured by a lien on property.

          IN WITNESS WHEREOF, the undersigned have executed this First Amendment as of the date written above.


LANDLORD:      REGENCY PARK APARTMENTS, LIMITED PARTNERSHIP

               By:    WALTER C. BOWEN
                      -------------------------------------
               Name:  Walter C. Bowen
                      -------------------------------------
               Title: General Partner
                      -------------------------------------


TENANT:        REGENT ASSISTED LIVING, INC.

               By:    WALTER C. BOWEN
                      -------------------------------------
               Name:  Walter C. Bowen
                      -------------------------------------
               Title: President
                      -------------------------------------